EXHIBIT 10.16

                         EXECUTIVE EMPLOYMENT AGREEMENT


     THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement"), made this 14th day of November, 2001, is entered into by Arch Wireless, Inc., a Delaware corporation ("AWI") and its wholly-owned subsidiary Arch Wireless Holdings, Inc., a Delaware corporation ("AWHI"), each with its principal place of business at 1800 West Park Drive, Suite 250, Westborough, MA, 01581 (sometimes collectively referred to as the "Companies"), and C. Edward Baker, Jr., an individual residing at 9 Elizabeth Road, Hopkinton, MA 01748 (the "Executive").

     WHEREAS, the Companies recognize that the Executive's contribution to the Companies has been integral to their future success, and thus desires to continue the employment of the Executive on the terms set forth below; and

     WHEREAS; the Executive has served as Chief Executive Officer of AWI since 1988 and as Chief Executive Officer of AWHI since its acquisition by AWI in 1995, and agrees to continue his employment with the Companies; and

     WHEREAS, the Companies and the Executive wish to restate the employment agreement entered into by Executive and AWI in March, 2001 ("Prior Agreement") and to join AWHI as a party to the restated agreement with respect to the Executive's continued employment by the Companies, which shall automatically become effective as of the date of this Agreement and shall supersede all prior agreements between the parties with respect to the subject matter hereof including the Prior Agreement.

     NOW, THEREFORE, for the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

     1. TERM OF EMPLOYMENT. The Companies hereby agree to employ the Executive, and the Executive hereby accepts employment with the Companies, upon the terms set forth in this Agreement, for the period commencing on March 13, 2001 (the "Commencement Date") and ending on the later of (i) March 13, 2004 or (ii) 12 months after the date that a plan of reorganization naming AWI or AWHI as the debtor in possession ("Plan of Reorganization") is confirmed by a United States Bankruptcy Court having jurisdiction over such matters pursuant to Chapter 11 of the U.S. Bankruptcy Code (such term, as it may be extended or terminated, constitutes the "Employment Period"), unless sooner terminated in accordance with the provisions of Section 4. The Employment Period shall be extended for successive terms of one (1) year unless the Companies or the Executive terminate the Agreement by written notice to the others within at least ninety (90) days prior to the expiration of the initial or extended term as applicable, or unless sooner terminated in accordance with the provisions of Section 4.

     2. POSITION AND RESPONSIBILITIES. The Executive shall serve as Chairman of the Board and Chief Executive Officer of AWI and AWHI. The Executive shall be based in Westborough, Massachusetts, or at such location as the Boards of Directors of the Companies (the "Boards") shall determine, in their discretion. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Boards.

     The Executive agrees to undertake the duties, authority and responsibilities as are normally associated with and appropriate for the positions held, as well as such other duties and responsibilities as the Boards shall reasonably assign from time to time (including the time, manner, details, and method of performing such duties and responsibilities).

     The Executive agrees that, during the Employment Period, he will devote his entire business time, attention, and energies to the diligent, faithful, and competent discharge of such duties and responsibilities for the successful operation of the Companies and their business interests; provided, however, the Executive may actively participate in charitable activities, subject to approval by the Boards, so long as they do not interfere or conflict with his duties and responsibilities under this Agreement. The Executive agrees to abide by the rules, regulations, instructions, personnel practices, and policies of the Companies and any reasonable changes therein which may be adopted from time to time by the Companies. The Executive acknowledges receipt of copies of all such rules and policies committed to writing as of the date of this Agreement.

     3. Compensation and Benefits.

          3.1 Salary. In consideration of the services to be rendered by the Executive, AWHI shall pay the Executive during the period of his employment a base salary at the annualized rate of $600,000 (the "Base Salary"), payable in accordance with the payroll practices generally adopted by AWHI. The Executive will also be eligible to participate in AWHI's annual bonus program during the Employment Period. This salary may be reviewed and adjusted from time to time by the Board of Directors of AWHI.

          3.2 Fringe Benefits. The Executive shall be entitled to participate in all bonus and benefit programs on the most favorable terms that AWI or AWHI establishes and makes available to its employees, if any, to the extent that the Executive's position, tenure, salary, health and other qualifications make him eligible to participate. Such participation in bonus and benefit programs shall be subject to: (a) the terms of the applicable plan documents; and (b) generally applicable AWI and AWHI policies. AWHI may alter, modify, add to or delete its employee benefit plans at any time as the Board of Directors of AWHI, in its sole judgment, determines to be appropriate.

                    (i) Vacation and Holidays. The Executive shall be entitled to four (4) weeks paid vacation per year, to be taken at such times as may be approved by the Companies or their Boards. The Executive shall also be entitled to all paid holidays given by the Companies to their other executives.

                    (ii) Reimbursement of Expenses. AWHI shall reimburse the Executive for all reasonable business-related expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as AWHI may reasonably request, provided, however, that the amount available for such business-related expenses may be fixed in advance by the Boards.

                    (iii) Stock Options. Any stock options previously granted to the Executive by AWI prior to the date of this Agreement shall be governed by the particular stock option plan or individual stock option agreement under which such stock options were granted. Notwithstanding the foregoing, if a Change in Control occurs during the Employment Period and prior to the Termination Date (as defined in Section 5), then, effective upon the Change in Control Date, each outstanding option to purchase shares of Common Stock of AWI or Common Stock of

AWHI held by the Executive shall become (to the extent it is not already) immediately exercisable in full.

                    (iv) Promissory Note. The Executive and AWI have executed a promissory note in the face amount of $412,266.00. In addition to the terms set forth therein, the entire unpaid principal balance, together with all accrued and unpaid interest thereon, to the extent then unpaid, shall be deemed cancelled, extinguished, paid and satisfied in exchange for services rendered by the Executive to AWI if the Executive is employed by AWI or AWHI on the date a Plan of Reorganization is confirmed by a United States Bankruptcy Court having jurisdiction over such matters pursuant to Chapter 11 of the United States Bankruptcy Code.

          3.3 Key Definitions.

               (a) "Change in Control" shall mean:

                    (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership of any capital stock of AWI if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of AWI ("AWI Common Stock") or (y) the combined voting power of the then-outstanding securities of AWI entitled to vote generally in the election of directors ("AWI Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in
Control: (A) any acquisition of AWI Common Stock or AWI Voting Securities directly from AWI (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of AWI unless the Person exercising, converting or exchanging such security acquired such security directly from AWI or an underwriter or agent of AWI), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by AWI or any corporation controlled by AWI or any AWI Acquiring Corporation (as defined in subsection
(ii) below), or (C) any acquisition by any corporation pursuant to an AWI Merger Combination (as defined in subsection (ii) below) unless following such acquisition AWI also fails to satisfy the condition specified in clause (y) of subsection (ii) below; or

                    (ii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving AWI or a sale or other disposition of all or substantially all of the assets of AWI (an "AWI Merger Combination"), if immediately following such AWI Merger Combination, neither of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the AWI Common Stock and AWI Voting Securities outstanding immediately prior to such AWI Merger Combination beneficially own, directly or indirectly, immediately after such AWI Merger Combination more than 50% of the shares of common stock and the combined voting power of the securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such AWI Merger Combination (which shall include, without limitation, a corporation which as a result of such transaction owns AWI or substantially all of AWI's assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the "AWI Acquiring Corporation") in substantially the same proportions as their ownership of the AWI Common Stock and AWI Voting Securities, respectively, outstanding immediately prior to such AWI Merger Combination and (y) the AWI Continuing

Directors (as defined below) constitute a majority of the Board of Directors of AWI (the "AWI Board")(or, if applicable, the Board of Directors of a successor corporation to AWI), where the term "AWI Continuing Director" means at any date a member of the AWI Board (A) who was a member of the AWI Board on the effective date of this Agreement or (B) who was nominated or elected subsequent to such date by at least a majority of the directors who were AWI Continuing Directors at the time of such nomination or election or whose election to the AWI Board was recommended or endorsed by at least a majority of the directors who were AWI Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (B) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the AWI Board or pursuant to or as a result of the AWI Merger Combination; or

                    (iii) the acquisition by a Person of beneficial ownership of any capital stock of AWHI if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of AWHI ("AWHI Common Stock") or (y) the combined voting power of the then-outstanding securities of AWHI entitled to vote generally in the election of directors ("AWHI Voting Securities"); provided, however, that for purposes of this subsection (iii), the following acquisitions shall not constitute a Change in
Control: (A) any acquisition of AWHI Common Stock or AWHI Voting Securities directly from AWHI (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of AWHI unless the Person exercising, converting or exchanging such security acquired such security directly from AWHI or an underwriter or agent of AWHI), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by AWI or AWHI or any corporation controlled by AWI or AWHI or any AWHI Acquiring Corporation (as defined in subsection (iv) below), (C) any acquisition by any corporation pursuant to an AWHI Merger Combination (as defined in subsection
(iv) below) unless following such acquisition AWHI also fails to satisfy the condition specified in clause (y) of subsection (iv) below, or (D) any acquisition by any Subsidiary of AWI (as defined in Section 3.3(c)); or

                    (iv) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving AWHI or a sale or other disposition of all or substantially all of the assets of AWHI (an "AWHI Merger Combination"), if immediately following such AWHI Merger Combination, neither of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the AWHI Common Stock and AWHI Voting Securities outstanding immediately prior to such AWHI Merger Combination beneficially own, directly or indirectly, immediately after such AWHI Merger Combination, more than 50% of the shares of common stock and the combined voting power of the securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such AWHI Merger Combination (which shall include, without limitation, a corporation other than a Subsidiary of AWI which as a result of such transaction owns AWHI or substantially all of AWHI's assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the "AWHI Acquiring Corporation") in substantially the same proportions as their ownership of the AWHI Common Stock and AWHI Voting Securities, respectively, outstanding immediately prior to such AWHI Merger Combination and (y) the AWHI Continuing Directors (as defined below) constitute a majority of the Board of Directors of AWHI (the "AWHI Board") (or, if applicable, the Board of Directors of a successor corporation to AWHI), where the term "AWHI Continuing Director" means at any date a member of the AWHI Board
(A) who was a member of the AWHI Board on the effective date of this Agreement or (B) who was nominated or elected subsequent to such date by at least a majority of the directors who were AWHI Continuing Directors at the time of such nomination or election or whose election to the AWHI Board was recommended or endorsed by at least a majority of the directors who were AWHI Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (B) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the AWHI Board or pursuant to or as a result of the AWHI Merger Combination.

     Notwithstanding the foregoing, (1) no merger of AWHI into AWI in which the separate existence of AWHI ceases, (2) no merger of AWI into AWHI or liquidation of AWI in which the separate existence of AWI ceases and the individuals and entities who were the beneficial owners of the AWI Common Stock and AWI Voting Securities outstanding immediately prior to such merger or consolidation beneficially own, directly or indirectly, the shares of AWHI Common Stock and AWHI Voting Securities in substantially the same proportions as their ownership of the AWI Common Stock and AWI Voting Securities, respectively, immediately prior to such merger, and (3) no change of ownership of AWI Common Stock, AWI Voting Securities, AWHI Common Stock or AWHI Voting Securities which occurs in connection with or as contemplated by a Plan of Reorganization shall be deemed a Change in Control hereunder.

               (b) "Change in Control Date" shall mean any date during the Employment Period on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (i) a Change in Control occurs,
(ii) the Executive's employment with AWI and AWHI is terminated prior to the date on which the Change in Control occurs, and (iii) it is reasonably demonstrated by the Executive that such termination of employment (A) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the "Change in Control Date" shall mean the date immediately prior to the date of such termination of employment.

               (c) "Subsidiary of AWI" means any entity of which a majority of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors are owned, directly or indirectly, by AWI.

     4. Termination Payments.

          4.1 Benefits to Executive.

               (a) Termination Without Cause or for Good Reason. If the Executive's employment with the Companies is terminated by the Companies (other than for Cause, Disability or Death) or by the Executive for Good Reason, the Executive shall be entitled to the following benefits:

                    (i) AWHI shall pay to the Executive in a lump sum in cash within 30 days after the Termination Date (as defined in Section 5) the aggregate of the following amounts: the sum of (A) the Executive's base salary through the Termination Date (to the extent not previously paid), (B) the product of (x) the annual bonus paid or payable (including any bonus or portion thereof which has been earned but deferred) for the most recently completed fiscal year and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date, and the denominator of which is 365, and (C) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (A), (B) and (C) shall be hereinafter referred to as the "Accrued Obligations"); and the amount equal to (A) three multiplied by (B) the sum of (x) the Executive's annual base salary in effect on the Termination Date and (y) the average bonus paid for the three fiscal years immediately preceding the fiscal year during which the Termination Date occurs;

                    (ii) for 12 months after the Termination Date, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Companies shall continue to provide benefits to the Executive and the Executive's family at least equal to those which would have been provided to them if the Executive's employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Termination Date or, if more favorable to the Executive and his family, in effect generally at any time thereafter with respect to other peer executives of AWI and AWHI and their affiliated companies; provided, however, that neither AWI nor AWHI shall be obligated to continue any benefits which cannot be continued for terminated employees of the Companies; and provided, further, however, that if the Executive becomes reemployed with another employer and is eligible to receive substantially equivalent benefits under another employer-provided plan, on terms at least as favorable to the Executive and his family, then the Companies shall no longer be required to provide the benefits described in this clause (ii);

                    (iii) to the extent not previously paid or provided, the Companies shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive's termination of employment under any plan, program, policy, practice, contract or agreement of the Companies and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits");

                    (iv) for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits to which the Executive is entitled, the Executive shall be considered to have remained employed by the Companies until 12 months after the Termination Date; and

                    (v) notwithstanding any provisions of any stock incentive or option plan or individual stock option agreement to the contrary, effective upon the Termination Date, each outstanding option to purchase shares of Common Stock of AWI then held by the Executive shall become (to the extent it is not already) immediately exercisable in full.

               (b) Resignation without Good Reason. If the Executive voluntarily terminates his employment with the Companies, excluding a termination for Good Reason (as defined in Section 5.2(b)), (i) AWHI shall pay the Executive in a lump sum in cash within 30 days after the Termination Date, the Accrued Obligations and (ii) the Companies shall timely pay or provide to the Executive the Other Benefits.

               (c) Termination for Death. AWHI will pay the Executive's estate, in full satisfaction of its compensation obligations under this Agreement, an amount equal to any base salary due to the Executive through the last day of the Employment Period or an amount equal to twelve (12) months of the Executive's base salary, whichever is greater, plus a pro rated portion of any annual bonus to which the Executive may have been entitled on the last day of his actual employment.

          4.2 Taxes.

               (a) In the event that AWI or AWHI undergoes a "Change in Ownership or Control" (as defined below), AWHI shall, within 30 days after each date on which the Executive becomes entitled to receive (whether or not then due) a Contingent Compensation Payment (as defined below) relating to such Change in Ownership or Control, determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which of the payments or benefits due to the Executive (under this Agreement or otherwise) following such Change in Ownership or Control constitute Contingent Compensation Payments, (ii) the amount, if any, of the excise tax (the "Excise Tax") payable pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), by the Executive with respect to such Contingent Compensation Payment and (iii) the amount of the Gross-Up Payment (as defined below) due to the

Executive with respect to such Contingent Compensation Payment. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to AWHI (the "Executive Response") stating either (A) that he agrees with the determination pursuant to the preceding sentence or (B) that he disagrees with such determination, in which case he shall indicate which payment and/or benefits should be characterized as a Contingent Compensation Payment, the amount of the Excise Tax with respect to such Contingent Compensation Payment and the amount of the Gross-Up Payment due to the Executive with respect to such Contingent Compensation Payment. The amount and characterization of any item in the Executive Response shall be final; provided, however, that in the event that the Executive fails to deliver an Executive Response on or before the required date, the initial determination shall be final. Within 90 days after the due date of each Contingent Compensation Payment to the Executive, AWHI shall pay to the Executive, in cash, the Gross-Up Payment with respect to such Contingent Compensation Payment, in the amount determined pursuant to this
Section 4.2(a).

               (b) For purposes of this Section 4.2, the following terms shall have the following respective meanings:

                    (i) "Change in Ownership or Control" shall mean a change in the ownership or effective control of AWHI or AWI or in the ownership of a substantial portion of the assets of AWHI or AWI determined in accordance with
Section 280G(b)(2) of the Code;

                    (ii) "Contingent Compensation Payment" shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a "disqualified individual" (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of AWHI or AWI, and

                    (iii) "Gross-Up Payment" shall mean an amount equal to the sum of (i) the amount of the Excise Tax payable with respect to a Contingent Compensation Payment and (ii) the amount necessary to pay all additional taxes imposed on (or economically borne by) the Executive (including the Excise Taxes, state and federal income taxes and all applicable withholding taxes) attributable to the receipt of such Gross-Up Payment. For purposes of the preceding sentence, all taxes attributable to the receipt of the Gross-Up Payment shall be computed assuming the application of the maximum tax rates provided by law.

          4.3 Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, except as provided in Section 4.1(a)(ii), the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to AWI or AWHI or otherwise.

          4.4 Severance Agreement. AWI and AWHI shall not be obligated under this Section 4 until and unless the Executive shall execute a severance agreement and release drafted by AWHI and satisfactory to AWHI or AWI and the Executive.

     5. Employment Termination.

          5.1 Types of Terminations. The employment of the Executive by AWI or AWHI pursuant to this Agreement shall terminate upon the occurrence (which occurrence shall constitute the "Termination Date") of the earliest of the following to occur: (a) expiration of the Employment Period in accordance with
Section 1, at which time the Executive acknowledges that AWI or AWHI will have no obligation to employ him in any capacity whatsoever; (b) at the election of AWI and AWHI, for Cause, immediately upon written notice by either of them to the Executive; (c) at the election of AWI and AWHI, without Cause, immediately upon thirty (30) days prior written notice of termination by either of them to the Executive; (d) at the election of the Executive, with Good Reason, upon not less than thirty (30) days prior written notice of termination; (e) at the election of the Executive, without Good Reason, upon not less than thirty (30) days prior written notice of termination; (f) immediately upon the death of the Executive, if such death occurs prior to the expiration of the Employment Period and prior to any notice being given under the foregoing events of termination, and (g) any other termination of employment not provided for in the foregoing subparagraphs.

          5.2 Definitions. As used in this Agreement, the following terms shall mean:

               (a) "Cause" for termination shall be deemed to exist upon (i) a good faith finding by the Boards of the Executive's abandonment of his duties under Section 2 of this Agreement, which shall be deemed to have occurred if the Executive ceases to function and perform his duties hereunder; leaves the geographical area in which the Companies engage in their business; or conducts himself in willful or wanton disregard of the Companies and their best interests for any reason, including, without limitation, alcohol or drug abuse; (ii) the Executive's commission of dishonesty, gross negligence or misconduct, whether in connection with the Executive's responsibilities in his position with the Companies or otherwise (including, without limitation, breach by the Executive of any provision of any employment, nondisclosure, non-competition or other similar agreement between the Executive and AWI or AWHI as determined in the sole judgment of the Companies); or (iii) the conviction of the Executive of or the entry of a pleading of guilty or nolo contendere by the Executive to any crime involving moral turpitude or any felony. The Executive shall be considered to have been discharged for "Cause" if the Boards determine in their sole discretion, within thirty (30) days after the Executive's resignation or termination, that discharge for Cause was warranted.

               (b) "Good Reason" for termination by the Executive shall be deemed to exist if: (i) AWI (so long as it has corporate existence) or AWHI materially diminishes the nature or status of the Executive's position; (ii) the Executive fails to perform his duties under the Agreement as a result of his incapacity due to Disability; (iii) the Companies require the Executive to relocate more than fifty (50) miles from his regular place of business; or (iv) the Executive ceases to be Chairman of the Board or Chief Executive Officer of AWI (so long as it has corporate existence) or AWHI without his consent. If the Executive terminates his employment under this subsection, but fails to provide the Companies with written notice on the terms set forth in Section 5.1(d), his termination will be treated as being without Good Reason under the provisions of
Section 6.3 below.

               (c) "Disability" shall mean the inability of the Executive (with reasonable accommodation as may be required by state or federal law), due to a physical or mental disability, for a period of ninety (90) days, whether or not consecutive, during any 360-day period, to perform the services contemplated under this Agreement. A determination of Disability shall be made by a physician satisfactory to both the Executive and the Companies; provided that, if the Executive and either AWI or AWHI do not agree on a physician, the Executive and the Companies shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be binding on all parties.

     6. Effect of Termination.

          6.1 Termination by the Companies for Cause and Other Termination. In the event that the Executive's employment is terminated for Cause pursuant to
Section 5.2(a), or there is any other termination of employment as provided in 5.1(g), AWHI shall pay to the Executive only the compensation and benefits otherwise payable to him under Section 3 through the last day of his employment by the Companies.

          6.2 Expiration of Employment Period. If the Executive's employment is terminated by the Companies pursuant to Section 5.1(a) (or simply not renewed), at the expiration of the Employment Period whether or not extended, AWHI shall pay the Executive the compensation and benefits otherwise payable to him under
Section 3 through the last day of his employment by the Companies. In addition, AWHI shall pay to the Executive, in a lump sum in cash, within 30 days of the Termination Date, an amount equal to the sum of: (A) the Executive's annual base salary in effect on the Termination Date and (B) the average annual bonus paid to the Executive for the three fiscal years immediately preceding the fiscal year during which the Termination Date occurred; and shall also provide (C) the benefits described in Section 4.1(a)(ii), all subject to execution of a severance agreement and release as provided in Section 4.5.

          6.3 Termination by the Executive Without Good Reason. In the event the Executive terminates his employment without Good Reason pursuant to Section 5.1(e), AWHI shall pay the Executive the compensation and benefits otherwise payable to him under Section 4.1(b).

          6.4 Termination By the Companies Without Cause or by the Executive For Good Reason. If the Executive's employment is terminated by the Companies without Cause or by the Executive for Good Reason, pursuant to Section 5.1(c) and 5.1(d), respectively, AWHI shall pay to the Executive the compensation and benefits otherwise payable to him under Section 4 in conformity with the provisions of Section 4.1(a), including the requirement that the Executive execute a severance agreement and release.

          6.5 Termination By Death. If the Executive's employment is terminated pursuant to Section 5.1(f) because of the Executive's death, this Agreement terminates immediately and AWHI shall pay to the Executive's estate the compensation payable under Section 4.1(c).

          6.6 Return of Company Property Upon Termination. The Executive shall deliver to the Companies or their designees at the termination of his employment all of the Companies' property and equipment in his possession and control, including, without limitation: computers, cellular phones, automobiles and other property of the Companies provided to the Executive for his use during his employment. In addition, the Executive shall return to the Companies all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, other documents, and all copies thereof, including those developed in whole or in part by the Executive, that are in the Executive's possession, custody, or control. The Executive further agrees to cancel all accounts, if any, in the name of the Companies including, without limitation, all credit cards, telephone charge cards, cellular phone and pager accounts and computer accounts.

          6.7 Joint and Several Liability. AWI and AWHI shall be jointly and severally liable for all payments whether as compensation, gross-up payment or otherwise, and provision of all benefits due under this Agreement.

          6.8 Survival. The provisions of Sections 7, 8 and 9 of this Agreement shall survive the expiration or termination of the Employment Period and the term of this Agreement, as necessary, to give full effect to such provisions.

     7. Non-Compete. During the Executive's employment and for a period of one
(1) year after the termination or expiration of the Employment Period (the "Non-Competition Period"), the Executive will not, directly or indirectly:

          (a) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing or selling products of the kind or type developed or being developed, produced, marketed or sold by AWI or AWHI while the Executive was employed by AWI or AWHI; or

          (b) recruit, solicit or induce, or attempt to induce, any employee or employees of AWI or AWHI to terminate their employment with, or otherwise cease their relationship with, AWI or AWHI; or

          (c) solicit, divert, with the intention to take away, or attempt to divert with the intention to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of AWI or AWHI which were contacted, solicited or served by the Executive while employed by AWI or AWHI.

     The geographic scope of this Section 7 shall extend to any area AWI or AWHI has done business, is doing business or has taken substantial steps to do business. If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, or over too great a range of activities, or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be legally enforceable.

     The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Companies and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 7 will cause the Companies substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Companies shall have the right to seek specific performance and injunctive relief.

     This Section 7 shall not be enforceable if the Executive terminates his employment for Good Reason or if the Executive is terminated without Cause.

     8. Proprietary Information and Developments.

          8.1 Proprietary Information.

               (a) The Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Companies' business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the

Companies. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists.

               The Executive will not disclose any Proprietary Information to others outside the Companies or use the same for any unauthorized purposes without written approval by an officer of one of the Companies, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Executive. Except as may be required or appropriate in connection with him carrying out his duties under this Agreement, the Executive shall not, without the prior written consent of the Companies or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Companies (in which case the Executive shall cooperate with the Companies in obtaining a protective order at the Companies' expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Companies and those designated by the Companies or on behalf of the Companies in the furtherance of its business or to perform her duties hereunder, any trade secrets, confidential information, knowledge or data relating to the Companies and their businesses and investments, obtained by the Executive during the Executive's employment by the Companies that is not generally available public knowledge (other than by acts by the Executive in violation of this Agreement).

               (b) The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Companies to be used by the Executive only in the performance of his duties for the Companies.

               (c) The Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of customers of the Companies or suppliers to the Companies or other third parties who may have disclosed or entrusted the same to the Companies or to the Executive in the course of the Companies' business.

          8.2 Developments.

               (a) The Executive will make full and prompt disclosure to the Companies of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment by the Companies, whether or not during normal working hours or on the premises of the Companies (all of which are collectively referred to in this Agreement as "Developments").

               (b) The Executive agrees to assign and does hereby assign to the Companies (or any person or entity designated by the Companies) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications developed during his employment with the Companies. However, this Section 8.2(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Companies and which are made and conceived by the

Executive not during normal working hours, not on the Companies' premises and not using the Companies' tools, devices, equipment or Proprietary Information.

               (c) The Executive agrees to cooperate fully with the Companies, both during and after his employment with the Companies, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Companies may deem necessary or desirable in order to protect its rights and interests in any Development.

          8.3 Other Agreements. The Executive hereby represents that, except as he has disclosed in writing to the Companies prior to the execution of this Agreement, he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Companies, or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that his performance of all the terms of this Agreement and as an employee of the Companies does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Companies.

     9. Litigation Cooperation. The Executive agrees to continue to serve the Companies as a litigation consultant, in connection therewith, to cooperate with the Companies in: (i) the defense or prosecution of any claims or actions which already have been brought or which may be brought in the future against or on behalf of the Companies and (ii) responding to, cooperating with, or contesting any governmental audit, inspection, inquiry, proceeding or investigation, which relate to events or occurrences that transpired during his employment with the Companies.

     The Executive's full cooperation in connection with such claims or actions shall include, without implication of limitation: promptly notifying the Companies in writing of any subpoena, interview, investigation, request for information, or other contact concerning events or occurrences that transpired during his employment with the Companies; being available to meet with counsel for the Companies to prepare for discovery or trial; to testify truthfully as a witness when reasonably requested and at reasonable times designated by the Companies; and to meet with counsel or other delegated representatives of the Companies; to prepare responses to and to cooperate with the Companies' processing of governmental audits, inspections, inquiries, proceedings or investigations.

     The Companies agree to reimburse the Executive for any reasonable out-of-pocket expenses, including reasonable attorneys' fees, that he incurs in connection with such cooperation, subject to reasonable documentation. The Companies will exercise their rights under this Section 9 so as not to interfere unreasonably with the Executive's personal schedule or ability to engage in gainful employment.

     In furtherance of the Executive's obligations under this Agreement, he agrees that he shall not disclose, provide or reveal, directly or indirectly, any information concerning the Companies, including without implication of limitation, its operations, plans, strategies or administration, to any other person or entity unless compelled to do so (a) pursuant to a valid subpoena or
(b) as otherwise required by law; but in either case only after providing the Companies with prior written notice and opportunity to contest such subpoena or other requirement. Written notice shall be provided to the AWHI Chairman of the Compensation Committee as soon as practicable, but in no event less than five
(5) business days before any such disclosure is compelled.

     10. Arbitration All claims by the Executive arising under or in connection with the terms and provisions of this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association. The arbitrator's determination shall be final and binding upon all parties and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction over such claims. The arbitrator shall have no authority to add to, subtract from or modify in any way the terms or provisions of this Agreement. If the Executive is the prevailing party in any arbitration proceeding, he shall be entitled to payment of his attorneys fees and costs.

     Nothing in this section prevents the Companies from proceeding in a court of competent jurisdiction in accordance with the provisions of Sections 7 and 8 of this Agreement.

     11. Miscellaneous.

          11.1 Employment By Subsidiary. For purposes of this Agreement, the Executive's employment with the Companies shall not deemed to have terminated solely as a result of the Executive failing to be employed by AWI or AWHI so long as Executive continues to be employed by the ultimate parent entity of the organization that is the successor to the Companies in the positions and with the responsibilities set forth in Section 2 hereof.

          11.2 Tax Withholding. Any payments provided for under this Agreement shall be paid net of any tax withholding required under federal, state or local law.

          11.3 Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon: personal delivery; deposit in the United States Post Office, by registered or certified mail, return receipt requested and postage prepaid; or prepaid via a reputable nationwide overnight courier service. Notices, demands and all other communications provided for in this Agreement shall, in each case, be addressed to AWI and AWHI at 1800 West Park Drive, Suite 250, Westborough, MA, 01581,
Attention: Chairman of the Compensation Committee, and with a copy to the General Counsel, and to the Executive at 9 Elizabeth Road, Hopkinton, MA 01748 (or to such other address as any party may have furnished to the others in writing, except that notices of change of address shall be effective only upon receipt).

          11.4 Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the Companies' employment of the Executive, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party regarding such subject matter including the Executive Retention Agreement by and between the Companies and the Executive, most recently amended and restated, in an instrument dated November 1, 2000.

          11.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions, or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

          11.6 Amendment. This Agreement may be amended or modified only by a written instrument executed by AWI, AWHI and the Executive.

          11.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts. The Executive hereby irrevocably submits to the jurisdiction of the Commonwealth of Massachusetts in any action or proceeding to enforce the provisions of this Agreement, and waives the defense of inconvenient forum to the maintenance of any such action or proceedings.

          11.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns. The Companies shall each require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Companies to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Companies would be required to perform it if no such succession had taken place.

     The obligations of the Executive under this Agreement are personal and shall not be assigned or transferred by him, other than his right to payments or benefits, which may be transferred only by will or the laws of descent and distribution. Upon the Executive's death, all rights of the Executive shall inure to the benefit of and be enforceable by the Executive's beneficiary or beneficiaries or his estate. If the Executive should die following the Termination Date while amounts would still be payable to him had he continued to live, all such amounts, unless otherwise provided, shall be paid to his beneficiary or beneficiaries or his estate in accordance with the terms of this Agreement.

          11.9 No Waiver. No delay or omission by the Companies in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Companies on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

          11.10 Counterparts; Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

          11.11 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

          11.12 Headings. The section headings contained in this Agreement are used for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          11.13 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

          11.14 Acknowledgment. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of its terms and conditions, and signs his name of his own free act.

          [Balance of the Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                        ARCH WIRELESS, INC.



                                        By:   /s/ Allan Rayfield
                                           -------------------------------
                                                Allan Rayfield
                                                November 14, 2001

                                        ARCH WIRELESS HOLDINGS, INC.



                                        By:  /s/ Allan Rayfield
                                           --------------------------------
                                                Allan Rayfield
                                                November 14, 2001


                                        C. EDWARD BAKER, JR.


                                             /s/ C. Edward Baker, Jr.
                                        -----------------------------------
                                                C. Edward Baker, Jr.
                                                November 14, 2001